Exhibit 5.1

[Walter Industries, Inc. Letterhead]

July 19, 2004

Walter Industries, Inc.
4211 West Boy Scout Boulevard
Tampa, Florida 33607-5724

Ladies and Gentlemen:

        I am the Senior Vice President, General Counsel and Secretary of Walter Industries, Inc., a Delaware corporation (the "Company"). In such capacity, I have advised the Company in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration by the Company of an aggregate of 9,997,805 shares of Common Stock, par value $0.01 per share (together with any additional shares of such stock that may be registered by the Company pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Securities Act) in connection with the offering described in the Registration Statement, the "Shares"), in connection with the resale of the Shares by certain Selling Stockholders (the "Selling Stockholders").

        I have examined the Registration Statement and a form of the share certificate, which has been incorporated by reference as an exhibit to the Registration Statement. I also have examined, or had members of my staff examine, the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as I have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, I have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

        In rendering the opinion set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

        Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that the Shares have been validly issued and are fully paid and nonassessable.

        I do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

        I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of my name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

Very truly yours,
/s/ Victor P. Patrick
Victor P. Patrick Senior Vice President, General Counsel and Secretary